                                                                     EXHIBIT 2.5

================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                     among

                         Summa Healthcare Group, Inc.,

                            Ramsay Health Care, Inc.

                                      and

                            Ramsay Acquisition Corp.



                                  July 1, 1997



================================================================================

                               TABLE OF CONTENTS


                                                                 Page
                                                                 ----

ARTICLE I. THE MERGER............................................   1

     SECTION 1.01  The Merger....................................   1
     SECTION 1.02  Conversion of Shares..........................   2
     SECTION 1.03  Surrender and Payment.........................   2
     SECTION 1.04  Fractional Shares.............................   3

ARTICLE II. THE SURVIVING CORPORATION............................   3

     SECTION 2.01  Certificate of Incorporation..................   3
     SECTION 2.02  Bylaws........................................   4
     SECTION 2.03  Directors and Officers........................   4

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......   4

     SECTION 3.01  Corporate Existence and Power.................   4
     SECTION 3.02  Corporate Authorization.......................   4
     SECTION 3.03  Governmental Authorization....................   4
     SECTION 3.04  Non-Contravention.............................   5
     SECTION 3.05  Capitalization                                   5
     SECTION 3.06  Subsidiaries..................................   5
     SECTION 3.07  Financial Statements..........................   5
     SECTION 3.08  Absence of Certain Changes....................   6
     SECTION 3.09  No Undisclosed Material Liabilities...........   6
     SECTION 3.10  Litigation....................................   7
     SECTION 3.11  Taxes                                            7
     SECTION 3.12  ERISA.........................................   7
     SECTION 3.13  Compliance with Laws..........................   9
     SECTION 3.14  Vote Required.................................   9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF RAMSAY.............   9

     SECTION 4.01  Corporate Existence and Power.................   9
     SECTION 4.02  Corporate Authorization.......................   9
     SECTION 4.03  Governmental Authorization....................  10
     SECTION 4.04  Non-Contravention.............................  10
     SECTION 4.05  Capitalization................................  10
     SECTION 4.06  SEC Filings...................................  11
     SECTION 4.07  Financial Statements..........................  11
     SECTION 4.08  No Undisclosed Material Liabilities...........  11
     SECTION 4.09  Vote Required.................................  12



                                                                 Page
                                                                 ----
 ARTICLE V. COVENANTS OF RAMSAY AND THE COMPANY 12

     SECTION 5.01  Best Efforts..................................  12
     SECTION 5.02  Certain Filings...............................  12
     SECTION 5.03  Public Announcements..........................  12
     SECTION 5.04  Further Assurances............................  13
     SECTION 5.05  Expenses......................................  13
     SECTION 5.06  Interim Operations............................  13

ARTICLE VI. CONDITIONS TO THE MERGER.............................  13

     SECTION 6.01  Conditions to the Obligations of Each Party...  13
     SECTION 6.02  Conditions to the Obligations of Ramsay
                    and Merger Subsidiary........................  14
     SECTION 6.03  Conditions to the Obligations of the Company..  14

ARTICLE VII. TERMINATION.........................................  14

     SECTION 7.01  Termination...................................  14
     SECTION 7.02  Effect of Termination.........................  15

ARTICLE VIII. MISCELLANEOUS......................................  15

     SECTION 8.01  Notices.......................................  15
     SECTION 8.02  Amendments; No Waivers........................  16
     SECTION 8.03  Successors and Assigns........................  16
     SECTION 8.04  Governing Law.................................  16
     SECTION 8.05  Counterparts; Effectiveness...................  16
     SECTION 8.06  Entire Agreement..............................  16

EXHIBIT A - FORM OF WARRANT

                          COMPANY DISCLOSURE SCHEDULE

Section 3.07  Financial Statements.  See Attachments.
              --------------------

Section 3.08  Absence of Certain Changes.
              --------------------------

     . The Management Agreement between the Company and Luis Management Corporation (the "Management Agreement") will be cancelled before the Effective Time.

     . Bonus payments of approximately $350,000 will be paid to Company employees prior to the Effective Time. Accruals for these bonuses have not been included in the Financial Statements.

     . The Company will make a contribution to its pension plan equal to the lesser of $30,000 or 30% of each employee's 1997 earnings, prior to the Effective Time. An accrual for this contribution is not included in the Financial Statements.

     . The Company is expected to pay approximately $90,000 in travel and entertainment expenses prior to the Effective Time. These expenses have not been accrued for in the Financial Statements.

     . Shareholders distributions of approximately $150,000 will be made prior to the Effective Time. These distributions have not been accrued for in the Financial Statements.

     . All excess Company cash on the day prior to the Effective Time will be distributed to Company shareholders.

     . Ramsay currently owes the Company $200,000 in management fees and over $36,000 in expenses incurred in connection with the Management Agreement. These fees and expenses will be paid to the Company prior to the Effective Time.

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------



          AGREEMENT AND PLAN OF MERGER dated as of July 1, 1997, among Summa Healthcare Group, Inc., a Florida corporation (the "Company"), Ramsay Health Care, Inc., a Delaware corporation ("Ramsay"), and Ramsay Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Ramsay (the "Merger Subsidiary").

          WHEREAS, the Board of Directors of Ramsay and the Board of Directors and stockholders of each of the Company and the Merger Subsidiary have approved this Agreement and the Merger (as defined below); and

          WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                             ARTICLE I. THE MERGER

          SECTION 1.01  The Merger.  (a)  At the Effective Time (as defined in
                        ----------
Section 1.01(b)), the Company shall be merged (the "Merger") with and into the Merger Subsidiary in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and the Florida Business Corporation Act ("Florida Law"), whereupon the separate existence of the Company shall cease, and the Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation").

          (b) As soon as practicable after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and the Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Department of State of the State of Florida and make all other filings or recordings required by Delaware Law or Florida Law in connection with the Merger. The closing of the Merger will take place at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017, or such other place as the parties may agree. The Merger shall become effective at the later of (i) July 1, 1997, (ii) such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware, (iii) such time as articles of merger are duly filed with the Department of State of the State of Florida, or (iv) at such later time as is specified in such certificate of merger and articles of merger (the "Effective Time").

          (c) From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and the Merger Subsidiary, all as provided under Delaware Law.

          SECTION 1.02  Conversion of Shares.  At the Effective Time:
                        --------------------

          (a) each outstanding share of common stock, par value $.01 per share (the "Shares"), of the Company held by the Company as treasury stock or owned by Ramsay or any subsidiary of Ramsay immediately prior to the Effective Time shall be cancelled, and no payment (whether in cash, shares of Ramsay's common stock, par value $.01 per share (the "Ramsay Common Stock"), or other consideration) shall be made with respect thereto;

          (b) each share of common stock, par value $.01 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time shall continue to be outstanding as one share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as such share had prior to the Effective Time and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

          (c) except as otherwise provided in Section 1.02(a), each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 2,250.23 fully paid and nonassessable shares of Ramsay Common Stock, (ii) $2,700.27 in cash and (iii) a warrant to purchase 4,500.45 shares of Ramsay Common Stock at an exercise price of $3.25 per share, such warrant to be in the form of Exhibit A attached hereto (collectively, the "Warrants") (such Warrant together with such 2,250.23 shares of Ramsay Common Stock and such $2,700.27 in cash are hereinafter referred to as the "Merger Consideration").

          SECTION 1.03  Surrender and Payment.  (a)  Each holder of Shares that
                        ---------------------
have been converted into a right to receive the Merger Consideration, upon surrender to Ramsay of a certificate or certificates representing such Shares, will be entitled to receive in exchange therefor (i) that number of whole shares of Ramsay Common Stock which such holder has the right to receive pursuant to
Section 1.02, (ii) that amount of cash which such holder has the right to receive pursuant to Section 1.02, (iii) that number of Warrants which such holder has the right to receive pursuant to Section 1.02 and (iv) cash in lieu of fractional shares of Ramsay Common Stock which such holder has the right to receive pursuant to Section 1.04, and the certificate or certificates for the Shares so surrendered shall be cancelled. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional shares of Ramsay Common Stock as contemplated by this
Section 1.03 and Section 1.04.

          (b) If any shares of Ramsay Common Stock are to be issued to a Person (as defined below) other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to Ramsay any transfer or other taxes required as a result of such issuance to a Person other than the registered holder of such Shares or establish to the satisfaction of Ramsay that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (c) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for, and in accordance with the procedures set forth, in this Article I.

          (d) No dividends or other distributions on shares of Ramsay Common Stock shall be paid to the holder of any unsurrendered certificates representing Shares until such certificates are surrendered as provided in this Section.
Upon such surrender, there shall be paid, without interest, to the person in whose name the certificates representing the shares of Ramsay Common Stock into which such Shares were converted are registered, all dividends and other distributions paid in respect of such Ramsay Common Stock on a date subsequent to, and in respect of a record date after, the Effective Time.

          SECTION 1.04  Fractional Shares.  No fractional shares of Ramsay
                        -----------------
Common Stock or Warrants to purchase fractional shares of Ramsay Common Stock shall be issued in the Merger. All fractional shares of Ramsay Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of Ramsay Common Stock results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the average of the daily closing sale price per share of Ramsay Common Stock on the Nasdaq National Market for the ten trading days immediately preceding the Effective Time by the fraction of a share of Ramsay Common Stock to which such holder would otherwise have been entitled. No such cash in lieu of fractional shares of Ramsay Common Stock shall be paid to any holder of Shares until certificates representing such Shares are surrendered and exchanged in accordance with Section 1.03. All Warrants to purchase fractional shares of Ramsay Common Stock that a holder of Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a Warrant to purchase a fraction of a share results from such aggregation (i) if such fraction is greater than or equal to 0.5, such holder shall be entitled to receive a Warrant to purchase one share of Common Stock in lieu hereof or (ii) if such fraction is less than 0.5, such holder shall not be entitled to receive any consideration therefor.

                     ARTICLE II. THE SURVIVING CORPORATION

          SECTION 2.01  Certificate of Incorporation.  The certificate of
                        ----------------------------
incorporation of the Merger Subsidiary in effect at the Effective Time shall continue to be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 2.02  Bylaws.  The bylaws of the Merger Subsidiary in effect
                        ------
at the Effective Time shall continue to be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

          SECTION 2.03  Directors and Officers.  From and after the Effective
                        ----------------------
Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Merger Subsidiary at the Effective Time shall continue to be the directors of the surviving corporation, and (ii) the officers of the Merger Subsidiary at the Effective Time shall continue to be the officers of the Surviving Corporation.

          ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Ramsay that, except as set forth in the Company Disclosure Schedule delivered by the Company to Ramsay simultaneously with the execution and delivery hereof (the "Company Disclosure Schedule"):

          SECTION 3.01  Corporate Existence and Power.  The Company is a
                        -----------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of the Company (a "Company Material Adverse Effect"). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Ramsay true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.

          SECTION 3.02  Corporate Authorization.  The execution, delivery and
                        -----------------------
performance by the Company of this Agreement and the consummation of the Merger by the Company are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. Copies of the resolutions duly adopted by the Company's Board of Directors and the holders of all of the Shares, adopting, approving and authorizing this Agreement, have been furnished to Ramsay.

          SECTION 3.03  Governmental Authorization.  The execution, delivery and
                        --------------------------
performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than the filing of a certificate of merger in accordance with Delaware Law and articles of merger in accordance with Florida Law, except where the failure of any such action to be taken or filing to be made would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

          SECTION 3.04  Non-Contravention.  The execution, delivery and
                        -----------------
performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any material agreement or other instrument binding upon the Company or any license, franchise, permit or other similar authorization held by the Company, or (iv) result in the creation or imposition of any Lien (as defined below) on any asset of the Company, except for any occurrences or results referred to in clauses (ii), (iii) and (iv) which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent consummation of the transactions contemplated hereby. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance or adverse claim of any kind in respect of such asset.

          SECTION 3.05  Capitalization.  The authorized capital stock of the
                        --------------
Company consists of 1,000 Shares.  As of the date hereof, there are outstanding
111.1 Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section, there are outstanding as of the date hereof (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

          SECTION 3.06  Subsidiaries.  The Company does not have any
                        ------------
Subsidiaries. For purposes of this Agreement, a "Subsidiary" of any Person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person, and (ii) any partnership of which such Person is a general partner.

          SECTION 3.07  Financial Statements.  The financial statements of the
                        --------------------
Company included in the Company Disclosure Schedule fairly present, on a cash basis applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and the results of operations for the periods then ended (subject, in the case of any interim financial statements, to normal year-end adjustments, none of which, individually or in the aggregate, would have a Company Material Adverse Effect) (the date of the latest balance sheet included in such Financial Statement is referred to herein as the "Balance Sheet Date").

          SECTION 3.08  Absence of Certain Changes.  Except as contemplated
                        --------------------------
hereby, since the Balance Sheet Date, the Company has conducted its business in all material respects in the ordinary course consistent with past practices and there has not been:

          (a) any event, occurrence or development or state of circumstances or facts, which affects or relates to the Company, which has had or would reasonably be expected to have a Company Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

          (c) any amendment of any material term of any outstanding security of the Company;

          (d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contributions to or investment in any Person;

          (g) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles; or

          (h) except for contractual obligations existing on the date hereof, other than in the ordinary course of business consistent with past practices, any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, or
     (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company.

          SECTION 3.09  No Undisclosed Material Liabilities.  There are no
                        -----------------------------------
liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect, other than:

          (i) liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, which in the aggregate are not material to the Company; and

          (ii)  liabilities under this Agreement.

          SECTION 3.10  Litigation.  There is no action, suit, investigation or
                        ----------
proceeding pending against, or to the knowledge of the Company, threatened against the Company or any of its properties before any court or arbitrator or any governmental body, agency or official which would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 3.11  Taxes.  (i) The Company has timely filed all tax
                        -----
returns, statements, reports and forms required to be filed with any tax authority when due in accordance with all applicable laws except where the failure to do so would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (ii) no deficiency in payment of any taxes for any period has been asserted by any taxing authority which remains unsettled at the date hereof except for deficiencies which would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          For purposes of this Agreement, "tax" or "taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

          SECTION 3.12  ERISA.  (a) "Employee Plans" shall mean each "employee
                        -----
benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Ramsay. For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code. No Employee Plan individually or collectively constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA.

          (b) No Employee Plan constitutes a "multi-employer plan", as defined in Section 3(37) of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. No Employee Plan is subject to Title IV of

ERISA. Neither the Company nor any of its affiliates has incurred, nor has reason to expect to incur, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan previously covered by Title IV of ERISA that would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any officer or director of the Company subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that would have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, final rules and final regulations, including but not limited to, ERISA and the Code, which are applicable to such Employee Plan.

          (d) Except to the extent it would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible due to Sections 162(m) or 280G of the Code.

          (e) "Benefit Arrangement" of any party shall mean each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, health or medical insurance or other benefits) which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by such party or any of its affiliates and (iii) covers any employee or former employee of such party or any of its affiliates. Copies or descriptions of the Benefit Arrangements of the Company have been furnished to Ramsay. Except to the extent that it would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company's Benefit Arrangements has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

          (f) Except to the extent that it would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the transactions contemplated hereby will not result in any liability for severance pay to any employee nor will any employee be entitled to any payment by reason of such transactions or the termination of such employee within a specified time period after such transactions.

          (g) The Company does not provide, nor has it made any current or past commitment to provide, post-retirement health or medical benefits for retired employees of the Company.

          SECTION 3.13  Compliance with Laws.  The Company is not in violation
                        --------------------
of, and has not violated, any applicable provisions of any laws, statutes, ordinances or regulations other than violations which would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the best of the knowledge of the Company, there is no toxic waste condition or other pollution condition of any nature, including, without limitation, the presence of asbestos or other carcinogens, existing at any location leased or owned by the Company which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          SECTION 3.14  Vote Required.  The affirmative vote of the holders of a
                        -------------
majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby and such approval has been obtained.

       ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF RAMSAY

          Ramsay represents and warrants to the Company that, except as disclosed on the Ramsay Disclosure Schedule delivered by Ramsay to the Company simultaneously with the execution and delivery hereof:

          SECTION 4.01  Corporate Existence and Power.   Each of Ramsay and the
                        -----------------------------
Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of Ramsay and its Subsidiaries taken as a whole (a "Ramsay Material Adverse Effect"). Ramsay is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, a Ramsay Material Adverse Effect.
Ramsay has heretofore delivered to the Company true and complete copies of Ramsay's and the Merger Subsidiary's respective certificates of incorporation and bylaws as currently in effect. Since the date of its incorporation, the Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

          SECTION 4.02  Corporate Authorization.  The execution, delivery and
                        -----------------------
performance by Ramsay and the Merger Subsidiary of this Agreement and the consummation of the Merger by the Merger Subsidiary are within the corporate powers of Ramsay and the Merger Subsidiary and have been duly authorized by all necessary corporate action. This

Agreement constitutes a valid and binding agreement of Ramsay and the Merger Subsidiary enforceable against Ramsay and the Merger Subsidiary in accordance with its terms.

          SECTION 4.03  Governmental Authorization.  The execution, delivery and
                        --------------------------
performance by Ramsay and the Merger Subsidiary of this Agreement and the consummation of the Merger by the Merger Subsidiary require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (i) the filing of a certificate of merger in accordance with Delaware Law and articles of merger in accordance with Florida Law; and (ii) compliance with the applicable requirements of the Nasdaq National Market, except where the failure of any such action to be taken or filing to be made would not have or reasonably be expected to have, individually or in the aggregate, a Ramsay Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

          SECTION 4.04  Non-Contravention.  The execution, delivery and
                        -----------------
performance by Ramsay and the Merger Subsidiary of this Agreement and the consummation of the Merger by the Merger Subsidiary do not and will not (i) contravene or conflict with the respective certificates of incorporation or bylaws of Ramsay or the Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Ramsay or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Ramsay or any of its Subsidiaries or to a loss of any benefit to which Ramsay or any of its Subsidiaries is entitled under any material agreement or other instrument binding upon Ramsay or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Ramsay or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Ramsay or any of its Subsidiaries, except for any occurrences or results referred to in clauses (ii),
(iii) and (iv) which would not have or reasonably be expected to have, individually or in the aggregate, a Ramsay Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

          SECTION 4.05  Capitalization.  The authorized capital stock of Ramsay,
                        --------------
consisting of shares of Ramsay Common Stock and shares of preferred stock, par value $1.00 per share, of Ramsay is as shown in the Ramsay SEC Filings (as hereinafter defined). All outstanding shares of capital stock of Ramsay have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section, and except for changes since the date of the latest balance sheet included in the Ramsay SEC Filings resulting from the grant after such date of employee stock options or the exercise of employee stock options or other obligations to issue shares of Ramsay Common Stock referred to above, there are outstanding as of the date hereof (i) no shares of capital stock or other voting securities of Ramsay, (ii) no securities of Ramsay convertible into or exchangeable for shares of capital stock or voting securities of Ramsay, and (iii) no options, warrants or other rights to acquire from Ramsay, and no obligation of Ramsay to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Ramsay (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Ramsay Securities"). There are no outstanding obligations of Ramsay or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Ramsay Securities. The shares of Ramsay Common Stock issuable in the Merger and the shares of Ramsay

Common Stock issuable upon the exercise of the Warrants have been duly authorized, and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

          SECTION 4.06  SEC Filings.  (a)  Ramsay has delivered to the Company
                        -----------
(i) Ramsay's annual report on Form 10-K for the fiscal year ended June 30, 1996 (the "Ramsay 10-K"), (ii) its quarterly reports on Form 10-Q for the periods ended September 30, 1996, December 31, 1996 and March 31, 1997, (iii) its proxy or information statements and additional soliciting materials required to be filed with the SEC relating to meetings of, or actions taken without a meeting by Ramsay' stockholders held (or scheduled to be held) since June 30, 1996, and
(iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since June 30, 1996, and all materials incorporated therein by reference (the filings referred to in clauses (i) through (v) above and delivered to the Company prior to the date hereof being hereinafter referred to as the "Ramsay SEC Filings").

          (b) As of its filing date, each such report or statement filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (c) Each such registration statement and any amendment thereto filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          SECTION 4.07  Financial Statements.  The audited consolidated
                        --------------------
financial statements of Ramsay and its consolidated Subsidiaries included in the Ramsay 10-K fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Ramsay and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

          SECTION 4.08  No Undisclosed Material Liabilities.  Except as
                        -----------------------------------
described in any Ramsay SEC Filing, there are no liabilities of Ramsay or any of its consolidated Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which, individually or in the aggregate, have or would reasonably be expected to have a Ramsay Material Adverse Effect, other than:

               (i) liabilities incurred in the ordinary course of business consistent with past practices since March 31, 1997, which in the aggregate are not material to Ramsay and its consolidated Subsidiaries, taken as a whole; and

               (ii) liabilities under this Agreement.

          SECTION 4.09  Vote Required.  No vote of the holders of any class or
                        -------------
series of Ramsay' capital stock is necessary to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.01 per share, of the Merger Subsidiary is the only vote of the holders of any class or series of the Merger Subsidiary's capital stock necessary to approve this Agreement and the transactions contemplated hereby and such approval has been obtained.

                ARTICLE V. COVENANTS OF RAMSAY AND THE COMPANY

          The parties hereto agree that:

          SECTION 5.01  Best Efforts.  Subject to the terms and conditions of
                        ------------
this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, obtaining all material consents, waivers and approvals required in connection with the authorization, execution and delivery of this Agreement by the parties and the consummation by the parties of the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.02  Certain Filings.  The Company and Ramsay shall cooperate
                        ---------------
with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          SECTION 5.03  Public Announcements.  Ramsay and the Company will
                        --------------------
consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or interdealer quotation system upon the advice of counsel (in which case only reasonable efforts to consult with the other party are required), will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

          SECTION 5.04  Further Assurances.  At and after the Effective Time,
                        ------------------
the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or the Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or the Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          SECTION 5.05  Expenses.  All costs and expenses incurred in connection
                        --------
with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not any such transaction is consummated.

          SECTION 5.06  Interim Operations.  In order to provide for continuity
                        ------------------
in the business transition between the date hereof and the Effective Time, the Company shall conduct all business and operations relating to its project to provide health care services (including medical, dental, behavioral health and support services) to inmates at correctional facilities in Florida and elsewhere through Ramsay and/or its subsidiaries and Ramsay shall bear all of the out-of-pocket expenses incurred in connection therewith. If this Agreement is terminated, then Ramsay and each of such subsidiaries shall transfer to the Company all rights, commitments, understandings, know-how, trade secrets, information, data, studies, work, developments and ideas related thereto, and all documents, databases and other embodiments of any of the foregoing (whether on paper, electromagnetic tape or disk, optical disk, film or any other format) relating to such project acquired by Ramsay or any of its subsidiaries from the Company between the date hereof and such termination, free and clear of any and all liens, encumbrances and other security interests of any kind whatsoever.


                     ARTICLE VI. CONDITIONS TO THE MERGER

          SECTION 6.01  Conditions to the Obligations of Each Party.  The
                        -------------------------------------------
obligations of the Company, Ramsay and the Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) no provision of any applicable law or regulation shall be enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal, and no judgment, injunction, order or decree of a court of competent jurisdiction restraining or prohibiting the consummation of the Merger shall be in effect; and

          (ii) the debt of Ramsay and its Subsidiaries with respect to which consents of the lenders thereunder are required to consummate the Merger shall have been modified, amended, restructured, refinanced or repaid on terms reasonably satisfactory to the Board of Directors of Ramsay such that the Merger and the consummation of the other transactions contemplated hereby shall be permitted under the terms of such debt.

          SECTION 6.02  Conditions to the Obligations of Ramsay and Merger
                        --------------------------------------------------
Subsidiary.  The obligations of Ramsay and the Merger Subsidiary to consummate
----------
the Merger are subject to the satisfaction of the following further conditions:

          (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement shall be true in all respects at and as of the Effective Time as if made at and as of such time except for (A) changes contemplated by this Agreement, (B) those representations and warranties that address matters only as of a particular date, provided that such representations and warranties are true and correct as of such date, (C) changes in any law or regulation applicable to the Company or by which any property or asset of the Company is bound, and (D) changes arising out of general economic conditions or conditions generally affecting the health care or private correctional facility markets, and where the failure to be so true and correct would not have a Company Material Adverse Effect, and Ramsay shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

          (ii) the Company shall have been released from any and all current and future liabilities and obligations relating to the Company car used by Isabel M. Diaz.

          SECTION 6.03  Conditions to the Obligations of the Company.  The
                        --------------------------------------------
obligations of the Company to consummate the Merger are subject to the satisfaction of the further conditions that Ramsay and the Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, the representations and warranties of Ramsay and the Merger Subsidiary contained in this Agreement shall be true in all respects at and as of the Effective Time as if made at and as of such time except for (A) changes contemplated by this Agreement, (B) those representations and warranties that address matters only as of a particular date, provided that such representations and warranties are true and correct as of such date, (C) changes in any law or regulation applicable to Ramsay or any of its Subsidiaries or by which any property or asset of Ramsay or any of its Subsidiaries is bound, and (D) changes arising out of general economic conditions or conditions generally affecting the health care market, and where the failure to be so true and correct would not have a Ramsay Material Adverse Effect, and the Company shall have received a certificate signed by an executive officer of each of Ramsay and the Merger Subsidiary to the foregoing effect.

                            ARTICLE VII. TERMINATION

          SECTION 7.01  Termination.  This Agreement may be terminated and the
                        -----------
Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or the Merger Subsidiary):

          (i)  by mutual written consent of the Company and Ramsay;

          (ii) by either the Company or Ramsay, if the Merger has not been consummated by December 31, 1997 (provided that the right to terminate this Agreement under this clause shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date);

          (iii) by either the Company or Ramsay, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a court of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable; or

          (iv) by either the Company or Ramsay if (x) there has been a breach by the other party of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Ramsay Material Adverse Effect or Company Material Adverse Effect, as the case may be, or (y) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party.

          SECTION 7.02  Effect of Termination.  If this Agreement is terminated
                        ---------------------
pursuant to Section 7.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Sections 5.05 and 5.06 shall survive the termination hereof, and
(b) nothing herein shall relieve any party hereto from liability for any willful breaches hereof.

                          ARTICLE VIII. MISCELLANEOUS

          SECTION 8.01  Notices.  All notices, requests and other communications
                        -------
to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

    if to Ramsay or the Merger Subsidiary, to:

              One Alhambra Plaza
              Suite 750
              Coral Gables, Florida  33134
              Telephone:  (305) 569-6993
              Telecopy:   (305) 569-4647
              Attention:  President
    if to the Company to:

              P.O. Box 140131
              Coral Gables, Florida  33114-0131
              Telephone: (305) 567-1010
              Telecopy:  (305) 567-1169
              Attention:  President


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

    SECTION 8.02  Amendments; No Waivers.  (a)  Any provision of this Agreement
                  ----------------------
may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Ramsay and the Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 8.03  Successors and Assigns.  The provisions of this Agreement
                  ----------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and any attempted transfer in violation of this sentence shall be null and void.

    SECTION 8.04  Governing Law.  This Agreement shall be construed in
                  -------------
accordance with and governed by the law of the State of Delaware, without regard to any conflict of laws principles which would apply the laws of any other jurisdiction except where Florida Law shall apply to the corporate governance of the Company prior to the Effective Time.

    SECTION 8.05  Counterparts; Effectiveness.  This Agreement may be signed in
                  ---------------------------
any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    SECTION 8.06  Entire Agreement.  This Agreement constitutes the entire
                  ----------------
agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Article I, which are intended for the benefit of the Company's stockholders.

                                 *   *   *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        SUMMA HEALTHCARE GROUP, INC.


                                        By:___________________________
                                                   President



                                        RAMSAY HEALTH CARE, INC.


                                        By:___________________________
                                                   President



                                        RAMSAY ACQUISITION CORP.


                                        By:__________________________
                                                   President


     The undersigned, Secretary of the Company, hereby certifies that this Agreement has been adopted by the written consent of the holders of all of the outstanding stock of the Company entitled to vote thereon.


                                        ______________________________
                                                   Secretary



     The undersigned, Secretary of the Merger Subsidiary, hereby certifies that this Agreement has been adopted by the written consent of the sole stockholder of the Merger Subsidiary.


                                        ______________________________
                                                   Secretary